EXHIBIT 10.1

[ADESA LETTERHEAD]

October 20, 2006

Mr. Timothy C. Clayton
Emerging Capital
801 Twelve Oaks Center Drive
Suite 820-C
Wayzata, MN  55391

AMENDMENT TO ENGAGEMENT LETTER

This letter hereby amends that certain Engagement Letter (the “Agreement”), dated as of June 12, 2006, between ADESA, Inc. (the “Company”) and Emerging Capital.  The initial term of the Agreement shall be extended for a term beginning on October 13, 2006 and ending on June 30, 2007.  Either party may terminate the Agreement upon 30 days’ advance written notice; provided, however, that if the termination is initiated by the Company before June 30, 2007, the Company will pay Emerging Capital an amount equal to the product of the period remaining under the Agreement, as amended, multiplied by the monthly retainer.

In addition to the 2006 ADESA annual incentive bonus plan amounts that Mr. Clayton is eligible for under the terms and conditions set forth in the Agreement, Mr. Clayton will be eligible for and participate in the ADESA annual incentive bonus plan established for the Chief Financial Officer for 2007.  The amount to be paid will be equal to the pro rata amount of the annual bonus earned for this position.  The pro rata amount will be based on the amount of time Mr. Clayton serves as the Chief Financial Officer of the Company in 2007.  It is understood that any amounts payable under the Agreement related to the 2007 annual incentive bonus may not be calculated or paid until the end of 2007, which may be after the term of this Agreement.

This amendment shall become effective as of the date hereof.  Except as expressly amended and modified by this amendment, all provisions of the Agreement shall remain in full force and effect.  After this amendment becomes effective, all references in the Agreement to “this Agreement,” “hereof,” “herein” or words of similar effect, in each case referring to the Agreement, shall be deemed to be references to the Agreement as amended by this amendment.  This amendment shall be governed by, and construed in accordance with, the internal laws of the State of Indiana without reference to conflict of laws principles.

The Company is pleased to continue having Tim Clayton serve as the Chief Financial Officer of the Company.

Very truly yours,

/s/ David G. Gartzke

David G. Gartzke
Chairman of the Board and Chief Executive Officer

Agreed and Accepted this 20th day of October 2006 by:

Emerging Capital

By:	/s/ Timothy C. Clayton
Name:	Timothy C. Clayton
Title:	Principal